Exhibit 99.1

Catalyst Pharmaceuticals Announces Appointment of Michael W. Kalb as Chief Financial Officer and Other Executive Promotions

Ms. Alicia Grande, Catalyst’s Current CFO, to Retire at the End of 2023

Dr. Steven Miller Promoted to Executive Vice President, Chief Operating and Scientific Officer and Jeffrey Del Carmen Promoted to Executive Vice President, Chief Commercial Officer

CORAL GABLES, Fla., December 4, 2023 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today announced the appointment of Michael W. Kalb as its Executive Vice President and Chief Financial Officer, effective on January 1, 2024. Mr. Kalb will report directly to the Company’s Chief Executive Officer and will serve as a member of the Company’s executive leadership team. Mr. Kalb’s distinguished career in finance spans over three decades in the pharmaceutical and financial services sector. He succeeds Ms. Alicia Grande, who will retire from the Company at the end of this year.

“Allie has been an invaluable contributor through a tremendous period of growth and evolution for Catalyst,” stated Patrick J. McEnany, Catalyst’s Chairman and CEO. “We thank her for her dedicated service as CFO and for her guiding hand over the last 16 years. We are pleased that Allie will continue to assist the company as an advisor through a transition period ending on December 31, 2024.”

“We are delighted to welcome Michael to our team, an accomplished pharmaceutical executive with a wealth of experience in finance, capital allocation, strategic transactions, and operational management,” Mr. McEnany continued. “His profound industry acumen and proven value-creation track record are assets we look forward to leveraging to drive transformative contributions that will enhance our Company’s near and long-term growth.”

“This is an exciting time to be joining Catalyst during a pivotal period in the Company’s growth, expansion, and transformation,” commented Mr. Kalb. “I look forward to actively collaborating with the Catalyst team to propel our initiatives, leverage our strengths, and capitalize on the opportunities to contribute to the overall progress of the business.”

Mr. Kalb brings extensive financial expertise to Catalyst, backed by his distinguished career in senior financial leadership roles. Before joining the Company, Mr. Kalb served as Chief Financial Officer at Impel Pharmaceuticals, Inc., and previously served as Executive Vice President and Chief Financial Officer of CinCor Pharma, Inc. Further, Mr. Kalb served as Senior Vice President and Chief Financial Officer of Amarin Corporation plc, where he contributed to its significant revenue growth, increased market capitalization, and successfully led multiple financing rounds of varying sizes and structures. Before his tenure at Amarin, Mr. Kalb served in several financial senior management positions at Taro Pharmaceutical Industries, Ltd., including as Group Vice President and Chief Financial Officer, and as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years of public accounting experience, principally at Ernst and Young. Mr. Kalb holds a B.S. in Accounting from the State University of New York at Albany, School of Business. Mr. Kalb is a certified public accountant.

Additionally, we are pleased to announce that effective on January 1, 2024, Dr. Steven Miller will be promoted to Executive Vice President, Chief Operating and Scientific Officer and Jeffrey Del Carmen will be promoted to Executive Vice President, Chief Commercial Officer.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. Finally, on July 18, 2023, Catalyst acquired an exclusive license for North America for AGAMREE® (vamorolone) oral suspension 40 mg/mL, a novel corticosteroid treatment for Duchenne Muscular Dystrophy. AGAMREE previously received FDA Orphan Drug and Fast Track designations and was approved by the FDA for commercialization in the U.S. on October 26, 2023.

For more information about Catalyst Pharmaceuticals, Inc., visit the Company’s website at www.catalystpharma.com. For Full Prescribing and Safety Information for FIRDAPSE®, visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com. For Full Prescribing Information for AGAMREE, please visit https://www.agamree.com/.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2022 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com